Exhibit 99.1

Contact:
Walter Parks
Chief Operating Officer
bebe stores, inc.
(415) 715-3900

bebe stores, inc.

Announces Third Quarter Results

BRISBANE, CALIF. — May 6, 2010 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the third quarter ended April 3, 2010.

Net sales for the third quarter of fiscal 2010 were $114.4 million, down 10.4% from $127.7 million reported for the third quarter a year ago. As previously reported, comparable store sales for the quarter ended April 3, 2010 decreased 11.2% compared to a decrease of 23.5% in the prior year.

Gross margin as a percentage of net sales increased to 38.8% in the third quarter of fiscal 2010, compared to 37.8% in the third quarter of fiscal 2009.  The increase in gross margin as a percentage of net sales from the prior year of 1.0% was primarily due to lower markdowns and other costs including inventory shrink and damages as well as income related to the expiration of loyalty points partially offset by lower initial markup, unfavorable occupancy leverage and expense related to our change in return policy from 14 days to 21 days.

SG&A expenses for the third quarter of fiscal 2010 were $52.1 million, or 45.6% of net sales, compared to $56.8 million, or 44.5% of net sales for the same period of the prior year.  The dollar decrease in SG&A expense was primarily due to lower compensation, advertising, depreciation and a reduction in impairment charges in the current quarter for underperforming stores offset by a $2.1 million non-cash stock based compensation adjustment primarily related to prior years resulting from errors caused by flaws in third party software. The impact on diluted earnings per share for the quarter related to this adjustment, net of tax, was approximately $0.02.

The effective tax rate for the third quarter of fiscal 2010 decreased to 26.2% from 35.3% in the third quarter of fiscal 2009 primarily due to incentive stock option compensation expense offset by higher tax exempt interest income as a percent of taxable income.

Operating loss for the third quarter of fiscal 2010 was $7.8 million or 6.8% of net sales, compared to an operating loss of $8.5 million or 6.7% of net sales for the same period of the prior year. Net loss for the third quarter was $5.5 million compared to $5.0 million for the same period of the prior year. Diluted loss per share for the third quarter was $0.06 and was flat to the prior year after taking into account the non-cash stock based compensation adjustment discussed above.

Net sales for the year-to-date period ended April 3, 2010 were $381.6 million, down 19.3% from $472.8 million for the year-to-date period ended April 4, 2009.  Comparable store sales for the year-to-date period ended April 3, 2010 decreased 20.8% compared to a decrease of 18.2% in the prior year.

Gross margin as a percentage of net sales decreased to 38.2% for the year-to-date period ended April 3, 2010, compared to 40.6% in fiscal 2009.  The decrease in gross margin as a percentage of net sales from the prior year of 2.4% was primarily due to lower initial markup, expense related to our change in return policy from 14 days to 21 days and deleveraging of occupancy costs partially offset by lower other costs including inventory shrink and damages as well as income related to expiration of loyalty points.

SG&A for the year-to-date period ended April 3, 2010 were $156.4 million, or 41.0% of net sales, compared to $177.4 million, or 37.6% of net sales for the same period of the prior year.  The dollar decrease in SG&A expense was primarily due to lower compensation, advertising, gift card breakage recorded for the first time in the second quarter of fiscal 2010 and a reduction in impairment charges in the current year for underperforming stores offset by store closures and a $3.0 million non-cash stock based compensation adjustment primarily related to prior years resulting from errors caused by flaws in third party software. The impact on diluted earnings per share year-to-date related to this adjustment, net of tax, was approximately $0.02.

Net loss for the year-to-date period ended April 3, 2010 was $7.2 million compared to net income of $13.0 million in the prior year.  Diluted loss per share for the year-to-date period ended April 3, 2010 was $0.08 compared to diluted earnings per share of $0.15 in the prior year.

During the quarter ended April 3, 2010, the Company opened 1 store at 488 Broadway in Manhattan.  For the year we anticipate opening 5 bebe stores, expanding 1 bebe store, opening 1 PH8 store as a pop-up location, opening 2 2b bebe stores, and closing up to 20 stores resulting in a net 1% square footage decrease.  The number of anticipated stores closures includes 3 bebe stores, 1 2b bebe store and up to 16 PH8 stores, including the pop-up location opened last fall.

For the year-to-date period the Company’s capital expenditures were approximately $10.0 million and depreciation expense was approximately $19.9 million.

For the fourth quarter of fiscal 2010, the Company currently anticipates that comparable store sales will be in the mid single digit negative to mid single digit positive range and depending on actual sales and markdowns the net earnings will be in the range of $(0.02) to $0.04 per share based on 86.1 million diluted weighted average shares outstanding versus a net loss of $(0.00) per share based on 86.7 million diluted weighted average shares outstanding in the fourth quarter of fiscal 2009. The Company is currently anticipating an effective tax rate of 45.0% for fiscal 2010.

For the fourth quarter of fiscal 2010, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the fourth quarter of fiscal 2009 in the low teens. In addition, we anticipate the Company’s capital expenditures will be under $17.0 million for the fiscal year.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss second quarter results.  Interested parties are invited to listen to the conference by calling 1-866-893-0531.  A replay of the call will be available for approximately one week by calling 1-800-642-1687 and entering in conference ID Number 35000930.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, bbsp, PH8, and 2b bebe brand names. bebe currently operates 298 stores, of which 213 are bebe stores, 34 are 2b bebe stores, 50 are PH8 stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, we operate an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	April 3,	April 4,
	2010	2009
Assets

Cash and equivalents	$100,740	$123,059
Available for sale securities	58,990	—
Trading securities	58,315	—
Auction rate securities written put option	8,822	—
Inventories, net	32,284	37,433
Total current assets	292,586	205,922
Available for sale securities	112,354	122,928
Trading securities	—	70,033
Auction rate securities written put option	—	12,298
Property and equipment, net	110,458	132,029
Total assets	$547,275	$573,126

Liabilities and Shareholders’ Equity

Total current liabilities	$47,208	$58,601
Total liabilities	93,838	108,762
Total shareholders’ equity	453,437	464,364
Total liabilities and shareholders’ equity	$547,275	$573,126

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended
	April 3,		April 4,		April 3,		April 4,
	2010	%	2009	%	2010	%	2009	%

Net sales	$114,398	100.0%	$127,657	100.0%	$381,551	100.0%	$472,819	100.0%
Cost of sales, including production and occupancy	70,057	61.2	79,351	62.2	235,639	61.8	281,084	59.4

Gross margin	44,341	38.8	48,306	37.8	145,912	38.2	191,735	40.6
Selling, general and administrative expenses	52,129	45.6	56,761	44.5	156,448	41.0	177,380	37.6

Operating income (loss)	(7,788)	(6.8)	(8,455)	(6.7)	(10,536)	(2.8)	14,355	3.0
Interest and other income, net	376	0.3	663	0.5	2,259	0.6	5,553	1.2

Income (loss) before income taxes	(7,412)	(6.5)	(7,792)	(6.2)	(8,277)	(2.2)	19,908	4.2
Income tax provision	(1,941)	(1.7)	(2,747)	(2.2)	(1,064)	(0.3)	6,951	1.5

Net income (loss)	$(5,471)	(4.8)%	$(5,045)	(4.0)%	$(7,213)	(1.9)%	$12,957	2.7%

Basic earnings (loss) per share	$(0.06)		$(0.06)		$(0.08)		$0.15
Diluted earnings (loss) per share	$(0.06)		$(0.06)		$(0.08)		$0.15

Basic weighted average shares outstanding	86,104		87,387		86,511		88,366
Diluted weighted average shares outstanding	86,104		87,387		86,511		88,561

Number of stores open at beginning of period	309		312		308		303
Number of stores opened during period	1		1		5		12
Number of stores closed during period	10		5		13		7
Number of stores open at end of period	300		308		300		308

Number of stores expanded/relocated during period(*)	0		0		0		2

Total square footage at end of period (000’s)	1,135		1,157		1,135		1,157

(*) Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.